UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

(Amendment No. 1)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Pacific Biosciences of California, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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AMENDMENT No. 1 TO OUR PROXY STATEMENT

FOR OUR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 17, 2016

May 3, 2016

This Amendment No. 1 (the “Amendment”) amends and supplements the proxy statement of Pacific Biosciences of California, Inc. (the “Company”) dated April 4, 2016 (the “Proxy Statement”).

This Amendment does not change the proposals to be acted on at the Annual Meeting, or the recommendations of the Board of Directors of the Company (the “Board”) in relation thereto, which are described in the Proxy Statement. Except as specifically amended by the information contained in this Amendment, all information set forth in the Proxy Statement continues to apply and should be considered in voting your shares.

The sole purpose of this Amendment is to update the details of attendance of the Company’s directors at its Board and committee meetings, which appear in the “Board and Committee Meetings” section of the Proxy Statement. The first paragraph of such section is amended and restated to read in its entirety as follows:

“Our Board of Directors and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time. During fiscal year 2015, each director attended at least 75% of the aggregate of (i) the total number of meetings of our Board of Directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our Board of Directors on which he or she served during the periods that he or she served.”

This material should be read together with the Proxy Statement.

Important Information

The Company has filed a definitive Proxy Statement with the Securities and Exchange Commission (“SEC”) and has furnished to its stockholders a Proxy Statement in connection with the solicitation of proxies for the 2016 Annual Meeting of Stockholders. The Company advises its stockholders to read the Proxy Statement relating to the 2016 Annual Meeting, as amended and supplemented by this Amendment, because it contains important information. Stockholders may obtain a free copy of the Proxy Statement and other documents that the Company files with the SEC at the SEC’s website at www.sec.gov.